Amended Appendix E to the Custody Agreement – Paradigm Funds DOMESTIC CUSTODY SERVICES FEE SCHEDULE at December, 2010

Annual Fee Based Upon Market Value Per Fund 1.00 basis point on average daily market value Plus portfolio transaction fees

Portfolio Transaction Fees
$4.00 /book entry DTC transaction/Federal Reserve transaction
$8.00/principal paydown
$7.00 /U.S. Bank repurchase agreement transaction
$6.00 /short sale
$10.00 /option/future contract written, exercised or expired
$15.00 /mutual fund trade/margin variation Fed wire
$20.00 /physical security transaction
$5.00 /disbursement

Minimum annual fee per fund - $3,600

§ A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
§ No charge for the initial conversion free receipt.
§ Overdrafts – charged to the account at prime interest rate plus 2.
§ Fees for trading in Global securities will be quoted separately.

Out-Of-Pocket Expenses

Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA. Fees are billed monthly.